Exhibit 10.7

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION COPY

GOLDMINING INC.

-AND-

GOLD ROYALTY CORP.

ROYALTY PURCHASE AGREEMENT

November 27, 2020

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		1
1.1	Definitions	1
1.2	Gender and Number	7
1.3	Sections and Headings	7
1.4	Accounting Principles	8
1.5	Currency	8
1.6	Performance on Holidays	8
1.7	Calculation of Time	8
1.8	Governing Law	8
1.9	Schedules	8
ARTICLE 2 PURCHASE AND SALE OF ROYALTIES AND BUYBACK RIGHTS		8
2.1	Royalties	8
2.2	Buyback Rights	9
2.3	Delivery of Royalty Agreements and Assignments	9
2.4	Designated Nominees of the Purchaser	10
ARTICLE 3 PURCHASE PRICE		10
3.1	Purchase Price	10
3.2	Purchase Price Allocation	10
3.3	Consideration Shares	10
ARTICLE 4 REPRESENTATIONS AND WARRANTIES		10
4.1	Vendor’s Representations and Warranties	11
4.2	Purchaser’s Representations and Warranties	12
4.3	Disclosure	13
ARTICLE 5 INDEMNITIES		13
5.1	Vendor Indemnities	13
5.2	Purchaser’s Indemnity	13
ARTICLE 6 TAXES		13
6.1	No Transfer Taxes	13
6.2	Purchaser Liable for Transfer Taxes	14
6.3	Amendments to Royalty Terms	14
ARTICLE 7 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS		14
7.1	Survival of Representations and Warranties	14
7.2	Survival of Covenants	14
ARTICLE 8 GENERAL PROVISIONS		14
8.1	Further Assurances	14
8.2	No Other Representation	15
8.3	No Partnership	15
8.4	Third Party Beneficiaries	15
8.5	Waiver and Consent	15
8.6	Binding Effect	15
8.7	Time of Essence	15
8.8	Notices	15
8.9	Entire Agreement	16
8.10	Amendments	16
8.11	Assignments	16
8.12	Counterparts	16

SCHEDULES

Schedule “A” – Form of Assignment Agreement

Schedule “B” – Royalty Terms

Schedule “C” – Properties

Schedule “D” – Purchase Price Allocation

ROYALTY PURCHASE AGREEMENT

THIS AGREEMENT is made as of the 27th day of November, 2020.

BETWEEN:

GOLDMINING INC., a corporation existing under the Laws of Canada, with an address at Suite 1830, 1030 West Georgia Street, Vancouver, British Columbia, V6E 2Y3

(the “Vendor”)

AND:

GOLD ROYALTY CORP., a company organized under the Laws of Canada, with an address at Suite 1830, 1030 West Georgia Street, Vancouver, British Columbia, V6E 2Y3

(the “Purchaser”)

WHEREAS:

A.	The Vendor, through certain of its direct and indirect Subsidiaries, indirectly owns each of the Properties and indirectly holds each of the Buyback Rights; and

B.	The Purchaser wishes to purchase Royalties on each of the Properties and acquire the rights of the Vendor’s applicable Subsidiaries under the Buyback Rights and the Vendor wishes to cause the granting and issuance of such Royalties and the transfer and assignment of the Buyback Rights to the Purchaser, all on the terms and subject to the conditions provided in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants set out in this Agreement, the Parties represent, covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement and the recitals hereto, unless the context otherwise requires, each of the following terms shall have the meaning given to it, as set out below, and grammatical variations of such term shall have a corresponding meaning:

(a)	“507” means 507140 N.W.T. Ltd.;

(b)	“Affiliate” means, with respect to any Person, any other Person which directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For the purposes of this definition and the definition of “Subsidiary”, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise;

(c)	“Agreement” means this agreement and the Schedules attached hereto and all amendments, restatements or replacements made hereto by written agreement between the Parties;

(d)	“Almaden Property” means all right, title and interest of GMI Idaho or any other Royalty Entity in and to the Property Rights comprising the Almaden Project, Idaho, United States of America, as depicted in Schedule “C” hereto, including the Property Rights identified in such Schedule under the heading “Almaden Property”;

(e)	“Almaden Royalty” means a perpetual royalty in the amount of 0.5% of Net Smelter Returns from Products produced and sold from the Almaden Property, which royalty is to be created and granted by GMI Idaho and delivered by the Vendor to the Purchaser pursuant to the terms of this Agreement and on the terms of the Almaden Royalty Agreement;

(f)	“Almaden Royalty Agreement” means the royalty agreement to be entered into by GMI Idaho in respect of the Almaden Royalty, in the form substantially similar to the Royalty Terms, with such amendments and modifications as reasonably necessary to reflect Applicable Law in the State of Idaho, United States of America;

(g)	“Alternative Buyback Arrangement” has the meaning ascribed to it in Section 2.2 hereof;

(h)	“Altoro” means Altoro Mineração Ltda.;

(i)	“Applicable Law” or “Law” means, in relation to any Person, property or circumstance, all laws and statutes, including regulations, rules, by-laws, ordinances and other statutory instruments enacted thereunder; all judgments, decrees, rulings and orders of courts, tribunals, commissions and other similar bodies of competent jurisdiction; all orders, rules, directives, policies and guidelines having force of Law issued by any Governmental Authority that are in effect as of the relevant time and are applicable to such Person, property or circumstance;

(j)	“Assignment Agreements” means an assignment agreement to be executed and delivered by each applicable Royalty Entity pursuant to Section 2.3 hereof respecting the assignment of the Buyback Rights to the Purchaser, in the form substantially similar as included at Schedule “A” hereto, with such amendments and modifications as reasonably necessary to reflect Applicable Law in the jurisdiction of the underlying Property and as otherwise reasonably necessary, as determined by the Purchaser acting reasonably, to impart on the Purchaser the ability to acquire the royalty that is the subject of each of the Buyback Rights upon the exercise thereof and any documents in connection with an Alternative Buyback Arrangement;

(k)	“Batistão Buyback Rights” means the rights of Regent to purchase a 2.0% net smelter returns royalty pursuant to Paragraph 2 of Clause 7 of the Commitment to Transfer Mining Rights with Withdrawal Option and Other Covenants between Regent and [********] dated [********], as amended by an amending agreement dated [********];

(l)	“Batistão Property” means all right, title and interest of Regent or any other Royalty Entity in and to the Property Rights comprising the Batistão Project, Brazil, as depicted in Schedule “C” hereto, including the Property Rights identified in such Schedule under the heading “Batistão Property”;

(m)	“Batistão Royalty” means a perpetual royalty in the amount of 1.0% of Net Smelter Returns from Products produced and sold from the Batistão Property, which royalty is to be created and granted by Regent and delivered by the Vendor to the Purchaser pursuant to the terms of this Agreement and on the terms of the Batistão Royalty Agreement;

(n)	“Batistão Royalty Agreement” means the royalty agreement to be entered into by Regent in respect of the Batistão Royalty, in the form substantially similar to the Royalty Terms, with such amendments and modifications as reasonably necessary to reflect Applicable Law in Brazil;

(o)	“Blue Rock” means Blue Rock Mining S.A.C.;

(p)	“BRI Alaska” means BRI Alaska Corp.;

(q)	“BRIML” means BRI Mineração Ltda.;

(r)	“Business Day” means a day that is not a Saturday, Sunday or statutory holiday in Vancouver, British Columbia;

(s)	“Buyback Rights” means, collectively, the: (i) Batistão Buyback Rights; (ii) Surubim Buyback Rights; (iii) Whistler Buyback Rights; (iv) Yarumalito Buyback Rights; and (v) Yellowknife Buyback Rights;

(t)	“Cachoeira Property” means all right, title and interest of BRIML or any other Royalty Entity in and to the Property Rights comprising the Cachoeira Project, Brazil, as depicted in Schedule “C” hereto, including the Property Rights identified in such Schedule under the heading “Cachoeira Property”;

(u)	“Cachoeira Royalty” means a perpetual royalty in the amount of 1.0% of Net Smelter Returns from Products produced and sold from the Cachoeira Property, which royalty is to be created and granted by BRIML and delivered by the Vendor to the Purchaser pursuant to the terms of this Agreement and on the terms of the Cachoeira Royalty Agreement;

(v)	“Cachoeira Royalty Agreement” means the royalty agreement to be entered into by BRIML in respect of the Cachoeira Royalty, in the form substantially similar to the Royalty Terms, with such amendments and modifications as reasonably necessary to reflect Applicable Law in Brazil;

(w)	“Consideration Shares” has the meaning ascribed to it in Section 3.1 hereof;

(x)	“Crucero Property” means all right, title and interest of Blue Rock or any other Royalty Entity in and to the Property Rights comprising the Crucero Project, Peru, as depicted in Schedule “C” hereto, including the Property Rights identified in such Schedule under the heading “Crucero Property”;

(y)	“Crucero Royalty” means a perpetual royalty in the amount of 1.0% of Net Smelter Returns from Products produced and sold from the Crucero Property, which royalty is to be created and granted by Blue Rock and delivered by the Vendor to the Purchaser pursuant to the terms of this Agreement and on the terms of the Crucero Royalty Agreement;

(z)	“Crucero Royalty Agreement” means the royalty agreement to be entered into by Blue Rock in respect of the Crucero Royalty, in the form substantially similar to the Royalty Terms, with such amendments and modifications as reasonably necessary to reflect Applicable Law in Peru;

(aa)	“Delivery Period” has the meaning ascribed to it in Section 2.3(b) hereof;

(bb)	“GES” means GoldMining Exploraciones S.A.S.;

(cc)	“GMI Idaho” means GMI Idaho Corp.;

(dd)	“Governmental Authority” means any domestic or foreign government, including any national, state, regional, municipal or local government, governmental department, commission, board, bureau, agency, authority or instrumentality, or any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any of the foregoing entities, including all tribunals, commissions, boards, bureaux, arbitrators and arbitration panels, and any authority or other Person controlled by any of the foregoing;

(ee)	“IFRS” means International Financial Reporting Standards as adopted by the International Accounting Standards Board;

(ff)	“Income Tax Act” means the Income Tax Act (Canada), as amended from time to time;

(gg)	“La Mina Companies” means, collectively, La Mina Fredonia S.A.S. and Bellhaven Exploraciones Inc. Sucursal Colombia;

(hh)	“La Mina Property” means all right, title and interest of the La Mina Companies or any other Royalty Entity in and to the Property Rights comprising the La Mina Project, Colombia, as depicted in Schedule “C” hereto, including the Property Rights identified in such Schedule under the heading “La Mina Property”;

(ii)	“La Mina Royalty” means a perpetual royalty in the amount of 2.0% of Net Smelter Returns from Products produced and sold from the La Mina Property, which royalty is to be created and granted by the La Mina Companies and delivered by the Vendor to the Purchaser pursuant to the terms of this Agreement and on the terms of the La Mina Royalty Agreement;

(jj)	“La Mina Royalty Agreement” means the royalty agreement to be entered into by the La Mina Companies in respect of the La Mina Royalty, in the form substantially similar to the Royalty Terms, with such amendments and modifications as reasonably necessary to reflect Applicable Law in Colombia;

(kk)	“Losses” means any loss, liability, damage, cost or expense including reasonable attorneys’ fees, suffered or incurred, including the reasonable costs and expenses of any assessment, judgment, settlement or compromise relating thereto;

(ll)	“Net Smelter Returns” has the meaning ascribed to it in the Royalty Terms;

(mm)	“Parties” means the Purchaser and the Vendor, and “Party” means any one of them as the context requires;

(nn)	“Person” means and includes individuals, corporations, bodies corporate, limited or general partnerships, joint stock companies, limited liability companies, joint ventures, associations, companies, trusts, banks, trust companies, Governmental Authorities or any other type of organization or entity, whether or not a legal entity;

(oo)	“Products” has the meaning ascribed to it in the Royalty Terms;

(pp)	“Properties” means, collectively, the: (i) Almaden Property; (ii) Batistão Property; (iii) Crucero Property; (iv) Cachoeira Property; (v) La Mina Property; (vi) Sao Jorge Property; (vii) Surubim Properties; (viii) Titiribi Property; (ix) Whistler Properties; (x) Yarumalito Property; and (xi) Yellowknife Properties;

(qq)	“Property Rights” means all mineral rights, title and interest that comprise each Property as such mineral rights are described in Schedule “C” hereto and includes without limitation all current and future rights or interests appurtenant thereto as well as any amendments, relocations, adjustments, resurvey, additional locations, conversions of, or any renewal, amendment, other modification or extension, consolidation, accession or succession thereto, whether created privately or through government action, of any of the foregoing covering any of the land areas within the boundaries of such Property Rights as of the date hereof and as depicted in Schedule “C” hereto;

(rr)	“Purchase Price” has the meaning ascribed to it in Section 3.1;

(ss)	“Regent” means Mineração Regent Brasil Ltda.;

(tt)	“Representatives” means each director, officer, employee, agent, solicitor, accountant, professional advisor and other representative of a Party;

(uu)	“Royalties” means, collectively, the: (i) Almaden Royalty; (ii) Batistão Royalty; (iii) Crucero Royalty; (iv) Cachoeira Royalty; (v) La Mina Royalty; (vi) Sao Jorge Royalty; (vii) Surubim Royalties; (viii) Titiribi Royalty; (ix) Whistler Royalties; (x) Yarumalito Royalty; and (xi) Yellowknife Royalties;

(vv)	“Royalty Agreements” means collectively: (i) Almaden Royalty Agreement; (ii) Batistão Royalty Agreement; (iii) Crucero Royalty Agreement; (iv) Cachoeira Royalty Agreement; (v) La Mina Royalty Agreement; (vi) Sao Jorge Royalty Agreement; (vii) Surubim Royalty Agreement; (viii) Titiribi Royalty Agreement; (ix) Whistler Royalties Agreement; (x) Yarumalito Royalty Agreement; and (xi) Yellowknife Royalties Agreement;

(ww)	“Royalty Entity” means, in the case of each Property, each Subsidiary of the Vendor identified as the owner of the Property Rights underlying such Property in Schedule “C” hereto and any of its Affiliates from time to time;

(xx)	“Royalty Terms” means the form of royalty agreement included at Schedule “B” hereto;

(yy)	“Sao Jorge Companies” means Brazilian Resources Mineração Ltda., Regent and BRIML;

(zz)	“Sao Jorge Property” means all right, title and interest of the Sao Jorge Companies or any other Royalty Entity in and to the Property Rights comprising the Sao Jorge Project, Brazil, as depicted in Schedule “C” hereto, including the Property Rights identified in such Schedule under the heading “Sao Jorge Property”;

(aaa)	“Sao Jorge Royalty” means a perpetual royalty in the amount of 1.0% of Net Smelter Returns from Products produced and sold from the Sao Jorge Property, which royalty is to be created and granted by the Sao Jorge Companies and delivered by the Vendor to the Purchaser pursuant to the terms of this Agreement and on the terms of the Sao Jorge Royalty Agreement;

(bbb)	“Sao Jorge Royalty Agreement” means the royalty agreement to be entered into by the Sao Jorge Companies in respect of the Sao Jorge Royalty, in the form substantially similar to the Royalty Terms, with such amendments and modifications as reasonably necessary to reflect Applicable Law in Brazil;

(ccc)	“Subsidiary” means with respect to any Person, any other Person which is controlled directly or indirectly by that Person;

(ddd)	“Sunward” means Sunward Resources Sucursal Colombia;

(eee)	“Surubim Buyback Rights” means, collectively:

(i)	the rights of Regent to permanently cancel a 0.5% net smelter returns royalty pursuant to Section 4.1(b) of the Agreement for the Assignment of Mineral Rights and Other Covenants between [********] and [********] dated [********], as amended by amending agreements dated [********], [********] and [********];

(ii)	the rights of Regent to redeem a 1.5% net smelter returns royalty pursuant to Section 4.1.3 of the Option Agreement between [********] and [********] dated [********], as amended by amending agreements dated [********] and May 25, 2011 and assumed by [********] under an Assignment Agreement between [********] and [********] dated [********], as amended on December 14, 2010, December 14, 2012 and [********];

(iii)	the rights of Regent to acquire a 0.65% net smelter returns royalty pursuant to Paragraph 2 of Clause 7 of the Definitive Option Agreement and Assignment of Mining Rights and Other Covenants between [********] and [********] dated [********], as amended by an amending agreement dated [********], [********], [********] and [********].

(fff)	“Surubim Properties” means all right, title and interest of Regent or any other Royalty Entity in and to the Property Rights comprising the Surubim Project, Brazil (including each of the Surubim and Rio Novo properties), as depicted in Schedule “C” hereto, including the Property Rights identified in such Schedule under the heading “Surubim Properties”;

(ggg)	“Surubim Royalties” means perpetual royalties in the amount of 1.0% of Net Smelter Returns from Products produced and sold from the Surubim Properties, which royalties are to be created and granted by Regent and delivered by the Vendor to the Purchaser pursuant to the terms of this Agreement and on the terms of the Surubim Royalty Agreement;

(hhh)	“Surubim Royalty Agreement” means the royalty agreement to be entered into by Regent in respect of the Surubim Royalties, in the form substantially similar to the Royalty Terms, with such amendments and modifications as reasonably necessary to reflect Applicable Law in Brazil;

(iii)	“Titiribi Property” means all right, title and interest of Sunward or any other Royalty Entity in and to the Property Rights comprising the Titiribi Project, Colombia, as depicted in Schedule “C” hereto, including the Property Rights identified in such Schedule under the heading “Titiribi Property”;

(jjj)	“Titiribi Royalty” means a perpetual royalty in the amount of 2.0% of Net Smelter Returns from Products produced and sold from the Titiribi Property, which royalty is to be created and granted by Sunward and delivered by the Vendor to the Purchaser pursuant to the terms of this Agreement and on the terms of the Titiribi Royalty Agreement;

(kkk)	“Titiribi Royalty Agreement” means the royalty agreement to be entered into by Sunward in respect of the Titiribi Royalty, in the form substantially similar to the Royalty Terms, with such amendments and modifications as reasonably necessary to reflect Applicable Law in Colombia;

(lll)	“Transfer Taxes” has the meaning ascribed to it in Section 6.1 hereof;

(mmm)	“Whistler Buyback Rights” means the rights of BRI Alaska to purchase a 0.75% net smelter returns royalty pursuant to Section 2.3 of an Amended and Restated Net Smelter Returns Royalty Deed between [********] and [********] dated [********];

(nnn)	“Whistler Properties” means all right, title and interest of BRI Alaska or any other Royalty Entity in and to the Property Rights comprising the Whistler Projects (including each of the Whistler, Raintree West and the Island Mountain properties), located in the State of Alaska, United States of America as depicted in Schedule “C” hereto, including the Property Rights identified in such Schedule under the heading “Whistler Properties”;

(ooo)	“Whistler Royalties” means a perpetual royalty in the amount of 1.0% of Net Smelter Returns from Products produced and sold from the Whistler Properties, which royalty is to be created and granted by BRI Alaska and delivered by the Vendor to the Purchaser pursuant to the terms of this Agreement and on the terms of the Whistler Royalty Agreement;

(ppp)	“Whistler Royalty Agreement” means the royalty agreement to be entered into by BRI Alaska in respect of the Whistler Royalties, in the form substantially similar to the Royalty Terms, with such amendments and modifications as reasonably necessary to reflect Applicable Law in the State of Alaska, United States of America;

(qqq)	“Yarumalito Buyback Rights” means the rights of GES to purchase a 1.0% net smelter returns royalty pursuant to Section 2.2 of a Net Smelter Returns Royalty Agreement between GES and Newrange Gold Corp. dated December 2, 2019;

(rrr)	“Yarumalito Property” means all right, title and interest of GES or any other Royalty Entity in and to the Property Rights comprising the Yarumalito Project, Colombia, as depicted in Schedule “C” hereto, including the Property Rights identified in such Schedule under the heading “Yarumalito Property” and any rights, title and interest to be transferred to GES by any person pursuant to the asset purchase agreement dated November 1, 2019 among GES, the Vendor, Newrange Gold Corp. and Corporacion Minera de Colombia S.A.S.;

(sss)	“Yarumalito Royalty” means a perpetual royalty in the amount of 1.0% of Net Smelter Returns from Products produced and sold from the Yarumalito Property, which royalty is to be created and granted by GES and delivered by the Vendor to the Purchaser pursuant to the terms of this Agreement and on the terms of the Yarumalito Royalty Agreement;

(ttt)	“Yarumalito Royalty Agreement” means the royalty agreement to be entered into by GES in respect of the Yarumalito Royalty, in the form substantially similar to the Royalty Terms, with such amendments and modifications as reasonably necessary to reflect Applicable Law in Colombia;

(uuu)	“Yellowknife Buyback Rights” means, collectively:

(i)	the rights of 507 to purchase a 1.0% net smelter returns royalty pursuant to Section 11.2 of the Property Option Agreement between [********] and [********] dated [********], as amended on [********];

(ii)	the rights of 507 to purchase a 1.0% net smelter returns royalty pursuant to Section 11.2 of the Property Option Agreement between [********] and [********] dated [********]; and

(iii)	the rights of 507 to purchase a 0.25% net smelter returns royalty pursuant to Section 2.2 of the Net Smelter Returns Royalty Agreement between [********] and [********] dated [********];

(vvv)	“Yellowknife Properties” means all right, title and interest of 507 or any other Royalty Entity in and to the Property Rights comprising the Yellowknife Project (including each of the Nicholas Lake, Ormsby-Bruce, Goodwin Lake, Clan Lake and Big Sky properties), located in the Northwest Territories, Canada as depicted in Schedule “C” hereto, including the Property Rights identified in such Schedule under the heading “Yellowknife Properties”;

(www)	“Yellowknife Royalties” means a perpetual royalty in the amount of 1.0% of Net Smelter Returns from Products produced and sold from the Yellowknife Properties, which royalty is to be created and granted by 507 and delivered by the Vendor to the Purchaser pursuant to the terms of this Agreement and on the terms of the Yellowknife Royalty Agreement; and

(xxx)	“Yellowknife Royalty Agreement” means the royalty agreement to be entered into by 507 in respect of the Yellowknife Royalties, in the form substantially similar to the Royalty Terms, with such amendments and modifications as reasonably necessary to reflect Applicable Law in the Northwest Territories, Canada.

1.2	Gender and Number

In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice-versa and words importing gender include all genders. The terms “includes” or “including” mean “including without limiting the generality of the foregoing”.

1.3	Sections and Headings

The divisions of this Agreement into articles, sections and subsections and the insertion of headings are for reference purposes only and shall not effect the interpretation of this Agreement. Unless otherwise indicated, any reference herein to a particular article, section, subsection or Schedule refers to the specified article, section or subsection of or Schedule to this Agreement.

1.4	Accounting Principles

All accounting terms not otherwise defined in this Agreement shall have the meanings ascribed to them, and every calculation to be made hereunder is to be made, in accordance with IFRS applied consistently.

1.5	Currency

All amounts referred to in this Agreement are stated and payable in United States dollars.

1.6	Performance on Holidays

If any action is required to be taken pursuant to this Agreement on or by a specified date which is not a Business Day, then such action will be valid if taken on or by the next Business Day.

1.7	Calculation of Time

In this Agreement, a period of days will be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (Vancouver time) on the last day of the period. If, however, the last day of the period does not fall on a Business Day, the period will terminate at 5:00 p.m. (Vancouver time) on the next Business Day.

1.8	Governing Law

This Agreement shall be governed by and construed in accordance with the Laws of the Province of British Columbia and the federal Laws of Canada applicable therein.

1.9	Schedules

The following are the Schedules to this Agreement and form an integral part thereof:

Schedule “A” – Form of Assignment Agreement

Schedule “B” – Royalty Terms

Schedule “C” – Properties

Schedule “D” – Purchase Price Allocation

ARTICLE 2

PURCHASE AND SALE OF ROYALTIES AND BUYBACK RIGHTS

2.1	Royalties

The Vendor hereby agrees to cause the applicable Royalty Entities to create, grant and deliver to the Purchaser, and the Purchaser hereby agrees to acquire from the Vendor, each of the Royalties. For the sake of clarity, pursuant to the foregoing sentence, the Vendor hereby agrees to cause:

(a)	GMI Idaho to create, grant and deliver to the Purchaser the Almaden Royalty;

(b)	Regent to create, grant and deliver to the Purchaser the Batistão Royalty;

(c)	BRIML to create, grant and deliver to the Purchaser the Cachoeira Royalty;

(d)	Blue Rock to create, grant and deliver to the Purchaser the Crucero Royalty;

(e)	the La Mina Companies to create, grant and deliver to the Purchaser the La Mina Royalty;

(f)	the Sao Jorge Companies to create, grant and deliver to the Purchaser the Sao Jorge Royalty;

(g)	Regent to create, grant and deliver to the Purchaser the Surubim Royalties;

(h)	Sunward to create, grant and deliver to the Purchaser the Titiribi Royalty;

(i)	BRI Alaska to create, grant and deliver to the Purchaser the Whistler Royalties;

(j)	GES to create, grant and deliver to the Purchaser the Yarumalito Royalty; and

(k)	507 to create, grant and deliver to the Purchaser the Yellowknife Royalties.

2.2	Buyback Rights

The Vendor hereby agrees to cause:

(a)	Regent to assign and transfer the Batistão Buyback Rights to the Purchaser;

(b)	Regent to assign and transfer the Surubim Buyback Rights to the Purchaser;

(c)	BRI Alaska to assign and transfer the Whistler Buyback Rights to the Purchaser;

(d)	GES to assign and transfer the Yarumalito Buyback Rights to the Purchaser; and

(e)	507 to assign and transfer the Yellowknife Buyback Rights to the Purchaser,

provided that, in the event that the Purchaser determines, in its sole discretion, that any of the Buyback Rights cannot be assigned or transferred in a manner that will result in the Purchaser (or, if applicable, its nominee) obtaining the rights of the applicable Royalty Entities to exercise and acquire the underlying royalty interests, upon request of the Purchaser, the Vendor will cause the applicable Royalty Entities to enter into such other arrangements and deliver such other documents and instruments as are reasonably necessary such that such Royalty Entities will hold and exercise such Buyback Rights for the benefit, on behalf, and at the sole direction and expense of the Purchaser (or, if applicable, its nominee) (an “Alternative Buyback Arrangement”). For the sake of clarity, in such event and where the applicable Buyback Rights would, if exercised, result in the redemption, extinguishment or cancellation of the underlying royalty interest, the Vendor will cause the applicable Royalty Entities to create, grant and deliver to the Purchaser (or, if applicable, its nominee) a royalty interest on the same terms as underlying the applicable Buyback Rights.

2.3	Delivery of Royalty Agreements and Assignments

(a)	The Vendor covenants and agrees that it shall, as soon as reasonably practicable after the date hereof, and, in any event, no later than 120 days after the date hereof, cause each of the applicable Royalty Entities to: (i) complete the creation, grant and delivery of the Royalties contemplated in Section 2.1 hereof and validly execute and deliver the Royalty Agreements to the Purchaser; and (ii) complete the assignment and transfer of the Buyback Rights as contemplated in Section 2.2 hereof and validly execute and deliver the Assignment Agreements to the Purchaser.

(b)	The Parties agree that it is their intention that the Purchaser shall have all of the economic benefits of the Royalties as though the Royalty Entities had created, granted and delivered the Royalties to the Purchaser as of the date hereof and all of the benefits of the Buyback Rights as though the Royalty Entities had executed and delivered the Assignment Agreements to the Purchaser as of the date hereof. From the date hereof and until such time as each Royalty Agreement is delivered to the Purchaser (the “Delivery Period”) as contemplated in Section 2.3(a), the Vendor covenants and agrees that it will take all actions necessary and shall conduct itself and cause each of the Royalty Entities to conduct themselves in such a manner that imparts on the Purchaser the rights contemplated under each of the Royalty Agreements and the benefit of the Buyback Rights (as contemplated in Section 2.2 hereof) and cause each of the applicable Royalty Entities to abide by its obligations and carry out its duties under each of the Royalty Agreements and each of the Assignment Agreements as though it was executed and delivered as of the date hereof.

(c)	During the Delivery Period, the Vendor covenants and agrees that it shall not, and shall cause each of its Subsidiaries not to, without the prior written consent of the Purchaser, directly or indirectly:

(i)	sell, transfer or otherwise dispose of any interest in the Royalty Entities;

(ii)	sell, transfer or otherwise dispose of any interest in the Properties; or

(iii)	agree to any amendment to or waiver in respect of the terms of, any other agreement related to the Properties, which may have a material adverse effect on the interests of the Purchaser under this Agreement, the Royalty Agreements or the Buyback Rights; and

(iv)	do, or permit or suffer to be done, any act, matter or thing which would adversely affect the entitlements of the Purchaser under the Royalty Agreements or Assignment Agreements or the Purchaser’s ability to exercise the Buyback Rights or the enforceability of the Royalty Agreements or the Buyback Rights.

2.4	Designated Nominees of the Purchaser

The Vendor covenants and agrees that, prior to the completion of the Delivery Period in respect of any Royalty or Buyback Right, the Purchaser may direct the Vendor to cause the applicable Royalty Entities to create, grant and deliver any or all such Royalties and assign and transfer any or all such Buyback Rights to a nominee designated by the Purchaser in substitution for the Purchaser, in which case the Vendor will cause any such applicable Royalties to be created, granted and delivered, and any such applicable Buyback Rights to be assigned and transferred, as the case may be, by the applicable Royalty Entities as contemplated in this Article 2 to such designated nominee in substitution for the Purchaser.

ARTICLE 3

PURCHASE PRICE

3.1	Purchase Price

The consideration payable by the Purchaser to the Vendor for the Royalties and the assignment and transfer of the Buyback Rights as contemplated in Article 2 hereof shall be $13,076,000 (the “Purchase Price”), which Purchase Price shall be fully satisfied by the Purchaser by, concurrently with the execution hereof, issuing to the Vendor 15,000,000 common shares (the “Consideration Shares”) of the Purchaser at a deemed price of $0.8717333 per share.

3.2	Purchase Price Allocation

The Parties agree that the Purchase Price will be allocated among the Royalties and Buyback Rights as set forth in Schedule “D” hereto.

3.3	Consideration Shares

The Vendor acknowledges and agrees that:

(a)	the articles and by-laws of the Purchaser contain certain restrictions on the transfer of the Consideration Shares;

(b)	as part of any going-public transaction, an applicable stock exchange or securities regulator may require the Consideration Shares to become subject to standard hold periods applicable under applicable securities Laws, and may additionally require that such securities be pooled or escrowed pursuant to the policies of such stock exchange and the Vendor agrees to sign any such pooling or escrow agreement and abide by any such restrictions as may be imposed; and

(c)	in addition to any other legends required by Applicable Laws, the share certificates or other document evidencing the Consideration Shares will bear the following legend:

“Unless permitted under securities legislation, the holder of this security must not trade the security before the date that is FOUR months and a day after the later of: (i) [THE DATE OF THIS AGREEMENT TO BE INSERTED] and (ii) the date the issuer became a reporting issuer in any province or territory”

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1	Vendor’s Representations and Warranties

The Vendor represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying on such representations and warranties in connection with its acquisition of the Royalties and the Buyback Rights:

(a)	Organization and Power. The Vendor is a corporation, duly formed and validly existing under the Laws of Canada and has the power to own its property and assets and to enter into this Agreement and to carry out the transactions contemplated by this Agreement. Each of the Royalty Entities that is executing and delivering a Royalty Agreement or an Assignment Agreement as contemplated in this Agreement is an entity, duly formed and validly existing under the Laws of its existence and has the power to own its property and assets and to enter into this Agreement and to carry out the transactions contemplated by this Agreement;

(b)	Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder have been duly authorized by all necessary corporate action on the part of the Vendor. The execution and delivery of the Royalty Agreements and the Assignment Agreements by the applicable Royalty Entities will have been duly authorized by all necessary corporate action on the part of such Royalty Entities on or before the time of such execution and delivery;

(c)	Enforceable Agreement. This Agreement has been duly executed and delivered by the Vendor and constitutes a legal, valid and binding obligation of the Vendor, enforceable by the Purchaser against the Vendor in accordance with its terms, subject to the availability of equitable remedies and the enforcement of creditors’ rights generally;

(d)	Royalty Agreements and Assignment Agreements. When executed and delivered, each of the Royalty Agreements and Assignment Agreements will be a legal, valid and binding obligation of the Royalty Entities that are parties thereto, enforceable by the Purchaser against such Royalty Entities in accordance with their respective terms, subject to the availability of equitable remedies and the enforcement of creditors’ rights generally;

(e)	No Conflicts or Violations. Neither the entering into of this Agreement, nor the completion of the transactions contemplated hereby, will result in the violation of any Law or any of the terms and provisions of the constating documents of the Vendor or any of the Royalty Entities or of any indenture, agreement or other instrument to which the Vendor or any of the Royalty Entities are a party or by which they are bound, nor give to any other Person, after the giving of notice or otherwise, any right of termination, cancellation or acceleration in or with respect to any agreement or other instrument to which it is a party, is subject, or derives benefit, or by which any of the Royalties or Buyback Rights are bound or affected;

(f)	Consents and Approvals. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Authority or other Person is required to be obtained or made by or with respect to the Vendor or any Royalty Entity in connection with the execution, delivery and performance of this Agreement, the Royalty Agreements, the Assignment Agreements or the completion of the transactions contemplated hereby or thereby;

(g)	No Bankruptcy. There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress or, to the knowledge of the Vendor, threatened against the Vendor or any Royalty Entity before any court, administrative, regulatory or similar agency or tribunal;

(h)	Litigation. There is no court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal), arbitration or other dispute settlement procedure, investigation, audit, assessment, inquiry, request for information, warrant, charge, suit or claim by any Governmental Authority, or any similar matter or proceeding in respect of any of the Properties, the Vendor or any of the Royalty Entities, which, if determined adversely to such parties, would have a material adverse effect in respect of the transactions contemplated hereby, and there is no order, ordinance, writ, judgment, decree, injunction, award or order of any Governmental Authority outstanding against the Vendor or any Royalty Entity which would have a material adverse effect in respect of the transactions contemplated hereby. There are no suits, claims, actions or proceedings pending or, to the knowledge of the Vendor threatened seeking to prevent the transactions contemplated hereby; and

(i)	Consideration Shares.

(i)	The acquisition of the Consideration Shares is being made pursuant to exemptions under, and does not contravene any of the, applicable securities Laws in the jurisdiction in which the Vendor resides and does not give rise to any obligation of the Purchaser to prepare and file a prospectus or similar document or to register the Consideration Shares;

(ii)	The Vendor acknowledges that no securities commission or similar regulatory authority has reviewed or passed on the merits of the Consideration Shares, there is no government or other insurance covering the Consideration Shares and there are risks associated with the acquisition of the Consideration Shares;

(iii)	The Purchaser has advised the Vendor that the Purchaser is relying on the exemption set forth in Section 2.13 of National Instrument 45-106 – Prospectus Exemptions from the requirement to provide the Vendor with a prospectus and exemptions to sell securities through a Person registered to sell securities under the Securities Act (British Columbia) and, as a consequence of acquiring securities pursuant to this exemption, certain protections, rights and remedies provided by the Securities Act (British Columbia), including statutory rights of rescission or damages, will not be available to the Vendor; and

(iv)	The Vendor is acquiring the Consideration Shares issued pursuant to this Agreement as principal.

4.2	Purchaser’s Representations and Warranties

The Purchaser represents and warrants to the Vendor as follows and acknowledges that the Vendor is relying on such representations and warranties in connection with the sale of the Royalties and Buyback Rights:

(a)	Organization and Power. The Purchaser is a duly organized and validly existing company in good standing under the Laws of Canada and has the corporate power to enter into this Agreement and to carry out the transactions contemplated by this Agreement;

(b)	Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder have been duly authorized by all necessary corporate action on the part of the Purchaser;

(c)	Enforceable Agreement. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable by the Vendor against the Purchaser in accordance with its terms, subject to the availability of equitable remedies and the enforcement of creditors’ rights generally;

(d)	No Conflicts or Violations. Neither the entering into of this Agreement, nor the completion of the transactions contemplated hereby, will result in the violation of any Law or any of the terms and provisions of the constating documents of the Purchaser or of any indenture, agreement or other instrument to which the Purchaser is a party or by which it is bound;

(e)	Duly Authorized and Validly Issued Shares. The Consideration Shares to be delivered to the Vendor as contemplated by this Agreement will be duly authorized and validly issued as of the completion of the transactions contemplated hereby as fully paid common shares in the capital of the Purchaser; and

(f)	Share Capitalization. The Purchaser is authorized to issue an unlimited number of common shares. As of the date hereof, 6,500,000 common shares in the capital of the Purchaser are issued and outstanding as fully paid and non-assessable.

4.3	Disclosure

The Vendor shall immediately disclose in writing to the Purchaser any matter inconsistent in any material respect with any of the representations or warranties of the Purchaser contained herein.

ARTICLE 5

INDEMNITIES

5.1	Vendor Indemnities

The Vendor shall indemnify and hold harmless the Purchaser and its Representatives from and against all Losses directly or indirectly suffered by any of them resulting from any breach of any covenant of the Vendor contained in this Agreement or any inaccuracy or misrepresentation in any of its representations or warranties set forth in this Agreement at any time that such covenant, representation or warranty, as the case may be, is in effect hereunder or thereunder.

5.2	Purchaser’s Indemnity

The Purchaser shall indemnify and save harmless the Vendor and the Vendor’s Representatives from and against all Losses directly or indirectly suffered by any of them resulting from any breach of any covenant of the Purchaser contained in this Agreement or from any inaccuracy or misrepresentation in any of its representations or warranties set forth in this Agreement at any time that such covenant, representation or warranty, as the case may be, is in effect hereunder or thereunder.

ARTICLE 6

TAXES

6.1	No Transfer Taxes

The Vendor understands that no goods and services, value added, excise, transfer or similar taxes levied under any Governmental Authority (collectively, the “Transfer Taxes”) in respect of the grant and issuance of the Royalties to the Purchaser as contemplated herein will be due and payable, and therefore agrees that it will not require payment of Transfer Taxes on the completion of the transactions contemplated hereby.

6.2	Purchaser Liable for Transfer Taxes

Notwithstanding Section 6.1, the Purchaser shall be liable for and shall pay when due any Transfer Taxes levied by any Governmental Authority in respect of the grant and issuance to the Purchaser of the Royalties as contemplated herein (excluding, for greater certainty, any income or capital gains taxes which shall be the responsibility of the Vendor), provided that the Vendor and the Purchaser shall use their commercially reasonable efforts in good faith to minimize any applicable Transfer Taxes. The Purchaser shall have the right to contest the imposition of any Transfer Taxes, and the Vendor shall cooperate with the Purchaser in any opposition, contest, challenge or any attempt by any Governmental Authority to impose Transfer Taxes.

6.3	Amendments to Royalty Terms

It is the Parties’ intention to cause the issuance and grant of the Royalties by the applicable Royalty Entities to be conducted in a tax efficient manner and the Parties hereby agree to cooperate in good faith to take such commercially reasonable steps as are reasonably necessary (as determined by mutual agreement of the Parties) including causing all or some of the Royalties to be issued and granted to a Subsidiary of the Purchaser that is organized in a jurisdiction that minimizes the monetary impact of any withholding or similar tax requirements under Applicable Laws of the jurisdiction in which the applicable Properties are located. Notwithstanding the foregoing, no Party will be required to take any action pursuant to this Section 6.3 that would result in a negative change to the economic position of such Party as contemplated by this Agreement.

ARTICLE 7

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1	Survival of Representations and Warranties

(a)	The representations and warranties of each of the Parties set forth in this Agreement shall survive the completion of the transactions contemplated hereby and shall continue for the benefit of the other Party for a period of two (2) years after the date hereof.

(b)	For greater certainty, the expiry of the survival period applicable to a representation or warranty shall be without prejudice to any claim for indemnification based on any inaccuracy or misrepresentation in such representation or warranty made prior to such expiry pursuant to this Agreement. For the sake of clarity, any representation or warranty set forth in the Royalty Agreements shall not be subject to this Section 7.1.

7.2	Survival of Covenants

The covenants of each Party contained in this Agreement shall survive the completion of the transactions contemplated hereby.

ARTICLE 8

GENERAL PROVISIONS

8.1	Further Assurances

The Vendor covenants and agrees that, from time to time subsequent to the date hereof, it will, at the expense of and upon the request of the Purchaser, acting reasonably, execute and deliver, and cause the Royalty Entities to execute and deliver, all such documents, instruments and agreements, including all such conveyances, transfers, consents, assumption documents and other assurances, and do all such other acts and things as may be required from time to time in order to effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

8.2	No Other Representation

No director, officer, employee or agent of any Party has any authority to make any representation, warranty or covenant not contained in this Agreement, and each Party agrees that it has executed this Agreement without reliance upon any such representation or promise.

8.3	No Partnership

This Agreement is not intended to, and will not be deemed to, create any partnership relationship between the Parties including, without limitation, a mining partnership or commercial partnership. Except as expressly set forth in this Agreement, nothing herein contained will be deemed to constitute a Party the partner, agent or legal representative of the other Party.

8.4	Third Party Beneficiaries

This Agreement is for the sole benefit of the Parties, and except as specifically provided for in Article 5 nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.5	Waiver and Consent

No consent or waiver, express or implied, by either Party to or of any breach or default by the other of any or all of its obligations under this Agreement will be valid unless it is in writing, nor shall it eliminate or modify the need for a specific consent or waiver in any other or subsequent instance.

8.6	Binding Effect

This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

8.7	Time of Essence

Time is of the essence of this Agreement.

8.8	Notices

Every notice, request, demand or communication required or permitted to be given under this Agreement shall be in writing and delivered by hand or facsimile transmission to the Party which it is to be given as follows:

To the Vendor:

GoldMining Inc.

Suite 1830, 1030 West Georgia Street

Vancouver, British Columbia,

V6E 2Y3

Facsimile: 604 682-3591

Attention: Chief Financial Officer

To the Purchaser:

Gold Royalty Corp.

Suite 1830, 1030 West Georgia Street

Vancouver, British Columbia,

V6E 2Y3

Facsimile: 604 682-3591

Attention: Chief Financial Officer

or to such other address or facsimile number as is specified by a Party by notice to the other Party given in accordance with this Section. Any such notice, demand, request or direction shall be deemed to have been given and received if delivered, on the next Business Day after the day of delivery, and if sent by facsimile transmission, on the first Business Day after the day of transmittal. Any Party may at any time change its address for future notices hereunder by written notice in accordance with this Section.

8.9	Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, among the Parties with respect to the subject matter of this Agreement except as specifically set out herein.

8.10	Amendments

This Agreement may not be amended except by written agreement among all the Parties to this Agreement.

8.11	Assignments

Neither Party may assign any right, benefit or interest in this Agreement without the written consent of the other.

8.12	Counterparts

This Agreement may be executed in any number of counterparts, each of which when delivered, either in original, facsimile or electronic form, shall be deemed to be an original and all of which together shall constitute one and the same document.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the Parties as of the date first written above.

GOLDMINING INC.

By:	(signed) “Pat Obara”
Name:	Pat Obara
Title:	Chief Financial Officer

GOLD ROYALTY CORP.

By:	(signed) “Josephine Man”
Name:	Josephine Man
Title:	Chief Financial Officer

SCHEDULE “A”

FORM OF ASSIGNMENT AGREEMENT

ASSIGNMENT AGREEMENT

THIS AGREEMENT is made effective as of the ________ day of ___________________, 2020.

AMONG:

GOLD ROYALTY CORP., a company organized under the laws of Canada, with an address at 1830-1030 West Georgia Street, Vancouver, British Columbia V6E 2Y3

(the “Assignee”)

- and -

[INSERT ASSIGNOR(S)], a corporation existing under the laws of ●, with a mailing address at ●

(the “Assignor”)

WHEREAS:

A.	The Assignee and GoldMining Inc. (“GMI”), the ultimate parent of the Assignor, are parties to a Royalty Purchase Agreement dated ●, 2020 (the “Royalty Purchase Agreement”), pursuant to which GMI has agreed to cause the Assignor to, among other things, assign to the Assignee, all of the Assignor’s rights to ●, from ● pursuant to Section ● of the ● agreement between the Assignor and ●, dated ● (the “Buyback Rights”);

B.	In connection with the Royalty Purchase Agreement, the Assignor and GMI entered into a ● pursuant to which, among other things, the Assignor has agreed to assign to the Assignee the Buyback Rights; and

C.	The Parties hereto have agreed to enter into this Agreement to transfer and assign all of the Assignor’s right, title and interest in and to the Buyback Rights to the Assignee.

NOW, THEREFORE, THIS AGREEMENT WITNESSES that in consideration of the mutual covenants herein contained and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto covenant and agree as follows:

1.	INTERPRETATION

1.1 Capitalized terms used in this Agreement, unless otherwise defined, have their respective meanings as set forth in the Royalty Purchase Agreement, unless the context of this Agreement otherwise requires.

2.	GENERAL ASSIGNMENT

2.1 The Assignor hereby irrevocably and absolutely transfers, assigns and conveys to the Assignee, as of and from the date hereof, all of the Assignor’s rights and benefits under and interest in and to the Buyback Rights.

A-1

3.	MISCELLANEOUS

3.1 Each of the parties will at the reasonable request of the other execute and deliver all further agreements and instruments, and will perform all acts as may be necessary to give full effect to this Assignment Agreement.

3.2 The Assignor shall, at the Assignee’s cost and direction, take all reasonable steps and cooperate with the Assignee, in order to preserve all rights, obligations, and benefits relating to the Buyback Rights in favour of the Assignee, and to facilitate and allow the Assignee to exercise the Buyback Rights in a manner that results in the Assignee acquiring the royalty interest that is the subject of such rights.

3.3 The Assignor shall immediately notify the Assignee with respect to any material developments or changes in respect of the Buyback Rights or the property relating to the Buyback Rights, including, but not limited to, any pending expiry of the Buyback Rights or other triggers, operational or otherwise, that may affect the Assignor’s interest in the Buyback Rights. The Assignor shall use all commercially reasonable efforts to ensure that all notices and correspondence received in respect of the Buyback Rights are forwarded to the Assignee as soon as practicable following receipt thereof and, in any event, no later than five days after receipt thereof. Notwithstanding the foregoing, the Assignor shall provide the Assignee with at least 90 days’ notice prior to any expiration date of the Buyback Rights.

3.4 The Assignor shall not do, or permit or suffer to be done, any act, matter or thing which might adversely affect the entitlement of the Assignee to the Buyback Rights or the ability of the Assignee to exercise the Buyback Rights in the place of the Assignor as contemplated herein, or the enforceability of the Buyback Rights, without the prior written consent of the Assignee. The Assignor shall not agree to any amendment, variation or waiver of any requirement of the Buyback Rights without the prior written consent of the Assignee.

3.5 In the event that the assignment contemplated in Section 3.1 is determined to be invalid or unenforceable, then the Assignor shall continue to hold all of its right, title and interest in and to the Buyback Rights and any benefits or advantages therefrom for the sole benefit of the Assignee and shall, at the expense of the Assignee, assign, modify, transfer, release, lease, mortgage, charge, exercise its rights under or otherwise deal with the Buyback Rights or any portion thereof at any time and in such manner as the Assignee, from time to time, decides and directs and to the extent permitted under all Applicable Laws.

3.6 This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors.

3.7 Nothing in this Assignment Agreement shall supersede, modify or amend the Royalty Purchase Agreement; to the extent any provision of this Assignment Agreement is inconsistent or conflicts with any provision of the Royalty Purchase Agreement, the provisions of the Royalty Purchase Agreement shall prevail.

3.8 This Agreement will be governed by and construed in accordance with the laws of [●].

3.9 This Agreement may be executed in as many counterparts as are necessary and by electronic or facsimile transmission and, when a counterpart has been executed by each party, all counterparts together shall constitute one agreement.

A-2

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

GOLD ROYALTY CORP.

Per:
Name:
Title:

[INSERT ASSIGNORS]

Per:
Name:
Title:

A-3

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SCHEDULE “B”

ROYALTY TERMS

NET SMELTER RETURNS ROYALTY AGREEMENT

THIS AGREEMENT is dated with effect as of _____________________, 2020.

BETWEEN:

●, a ● having an office at ●

(“Owner”)

AND:

GOLD ROYALTY CORP., a company having an office at 1830-1030 West Georgia Street, Vancouver, British Columbia, Canada V6E 2Y3

(“Royalty Holder”)

WHEREAS:

A.	Owner is the legal and beneficial holder of a 100% undivided interest in the Property (as defined herein);

B.	Pursuant to a Royalty Purchase Agreement between GoldMining Inc. (“GMI”)., the ultimate parent company of the Owner, and the Royalty Holder dated November ●, 2020 (the “RPA”), GMI agreed to, among other things, cause the Owner to issue and grant to the Royalty Holder the Royalty;

C.	Pursuant to a Funding Agreement between the Owner and GMI dated ●, 2020, the Owner agreed to, among other things, issue and grant the Royalty to the Royalty Holder in satisfaction of the obligations of GMI under the RPA; and

D.	Owner seeks to issue and grant to the Royalty Holder the Royalty, all on and subject to the terms and conditions herein contained.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the promises and the mutual covenants and agreements herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Party, the Parties covenant and agree as follows:

1.	INTERPRETATION

1.1	Preambles and Schedules. The preambles and the Schedules form an integral part of this Agreement.

B-1

1.2	Defined Terms. For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

(a)	“Affiliate” means with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, the subject Person;

(b)	“Agreement” means this Net Smelter Returns Royalty Agreement as amended or supplemented in accordance with the terms hereof;

(c)	“Allowable Deductions” means all costs, charges and expenses paid, incurred, or deemed incurred by the Owner or its Affiliates for or with respect to Products comprising:

(i)	direct charges in respect of smelting and refining (including handling, processing, settlement fees, weighing, sampling, assaying umpire, loading and unloading), but excluding costs of mining and milling or concentrating;

(ii)	actual and direct costs of transportation (including freight, security and insurance, demurrage and delay) of Products from the Property to the place of treatment and then to the place of Sale; and

(iii)	all non-recoupable production taxes, severance taxes or sales, excise, import, export and other taxes and levies, including any mining taxes, if any, based directly on or assessed against the value or quantity of Products that is subject to the Sale but excluding any and all taxes based upon the net or gross income, gross revenue or outstanding capital of the Owner or other operator of the Property, the value of the Property or the privilege of doing business and other taxes assessed on a similar basis;

provided that:

(x)	where Products are processed on or off the Property in a facility wholly or partially owned by the Owner, a shareholder or member of the Owner or an Affiliate of the Owner or an Affiliate of a shareholder or member of the Owner or any Allowable Deductions are otherwise based upon costs incurred in respect of activities or services performed by the Owner, a shareholder or member of the Owner or an Affiliate of the Owner or an Affiliate of a shareholder or member of the Owner, Allowable Deductions will not include any costs that are in excess of those which would be incurred on an arm’s length basis providing the most competitive alternative or which would not be Allowable Deductions if those Products were processed by an independent third party; and

(y)	there will be no Allowable Deductions from Gross Proceeds received as a result of a Product Loss.

B-2

(d)	“Annual Report” means a written report, in relation to any calendar year, detailing:

(i)	the number of ounces or pounds of Products (on a Product by Product basis) produced from the Property on a quarterly basis, in the applicable calendar year, as well as tonnes mined, average grade mined, head grade of milled Products and metallurgical recovery in the applicable calendar year;

(ii)	if applicable, the names and addresses of each Offtaker to which the Products referred to in subsection (i) were delivered;

(iii)	the Gross Proceeds and the Allowable Deductions which were applied against the Gross Proceeds and the Net Smelter Returns which have resulted or which are estimated to result from the Products referred to in subsection (i) on a quarterly basis;

(iv)	the amount of the Royalty which has been paid to the Royalty Holder with respect to the Products referred to in subsection (i), in accordance with the provisions of this Agreement on a quarterly basis;

(v)	the Product prices used by the Owner and its Affiliates for short term and long term planning purposes with respect to the Property;

(vi)	an updated mine operating and development plan and budget which includes updated reserves and resources, forecasted production during the upcoming annual calendar year period and any planned drilling and exploration activities and mining operations within the Property during the upcoming annual calendar year period; and

(vii)	a summary of the status of any and all material permits and permit applications with respect to the Property;

(e)	“Annual Report Dispute Notice” has the meaning set forth in section 3.12(a);

(f)	“Business Day” means a day that is not a Saturday, Sunday or any other day which is a statutory holiday or a bank holiday in Vancouver, British Columbia, Canada;

(g)	“Confidential Information” has the meaning set forth in section 9.2;

(h)	“Control” or “Controlled” means:

(i)	when used as a verb, with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of the entity through the legal or beneficial ownership of voting securities or the right to appoint managers, directors or corporate management or by contract, operating agreement, voting trust or otherwise;

(ii)	when used as a verb, with respect to a natural person, the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise; and

B-3

(iii)	when used as a noun, an interest that gives the holder the ability to exercise any of the powers described in subsections (i) and (ii) of this definition;

(i)	“Demanding Party” has the meaning set forth in section 7.1(a);

(j)	“Dispute Notice” has the meaning set forth in section 7.1(a);

(k)	“Expert’s Report” has the meaning set forth in section 3.12(b);

(l)	“Gross Proceeds” means proceeds received or deemed to be received by the Owner or its Affiliates from a Sale;

(m)	“Losses” means all damages, claims, losses, liabilities, fines, penalties, expenses, proceedings, obligations, deficiencies and costs (including all reasonable legal and other professional fees and disbursements, interest, penalties, judgement and amounts paid in settlement of any demand, action, suit, proceeding, assessment, judgement or settlement or compromise), including any taxes payable in respect thereof and any special, indirect and consequential losses (including loss of profits or loss of revenue);

(n)	“Material Adverse Effect” means an effect, change, event, occurrence or development that results in the material or potentially material impairment of the Royalty Holder’s ability to realize on the value of the Royalty or collect Royalty payments or damages as and when such may become due;

(o)	“Materials” has the meaning set forth in section 2.5;

(p)	“Month” means a calendar month;

(q)	“Monthly Average Spot Price” means the average Spot Price for the applicable Product in United States dollars (or, should that quotation cease, another similar quotation acceptable to the Parties or, if they cannot agree, determined by arbitration hereunder), calculated by dividing the sum of all such prices with respect to the applicable Product reported for the Month by the number of days for which such prices were reported;

(r)	“NI 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators, or any successor instrument, rule or policy;

(s)	“Net Smelter Returns” means the Gross Proceeds from a Sale less Allowable Deductions;

(t)	“Offtaker” means the counterparty to an Offtake Agreement;

(u)	“Offtake Agreement” means any refining, smelting, brokering, marketing and/or processing agreement entered into by the Owner or its Affiliates with respect to Products;

(v)	“Owner” has the meaning set forth in the preambles to this Agreement;

(w)	“Party” or “Parties” means one or more of the parties to this Agreement;

B-4

(x)	“Person” means and includes any individual, corporation, limited liability company, partnership, firm, joint venture, syndicate, association, trust, governmental agency or board or commission or authority and any other form of entity or organization;

(y)	“Product Loss” means loss of, theft of or damage to Products, whether or not occurring on or off the Property and whether the Products are in the possession of the Owner or its Affiliates or otherwise;

(z)	“Products” means any and all economic marketable metal minerals, in whatever form or state, produced from the Property and without limitation, any products resulting from the further milling, processing or other beneficiation, including without limitation, ore concentrates, doré, powders or dusts or Refined Metal;

(aa)	“Property” means all mineral rights, title and interest that comprise the ● Project located in ●, as such mineral rights are described in Schedule “A” attached hereto and includes without limitation all current and future rights or interests appurtenant thereto as well as any amendments, relocations, adjustments, resurvey, additional locations, conversions of, or any renewal, amendment, other modification or extension, consolidation, accession or succession thereto, whether created privately or through government action, of any of the foregoing covering any of the land areas within the boundaries of the Property as of the date hereof and as depicted in Schedule “A” attached hereto;

(bb)	“Refined Metal” means gold, silver, lead, copper, zinc, platinum group or other marketable Products refined to standards meeting or exceeding commercial standards for the sale of such refined metals;

(cc)	“Release and Indemnity” has the meaning set forth in section 2.7(b);

(dd)	“Released Property” has the meaning set forth in section 2.7(a);

(ee)	“Released Property Conveyance Date” has the meaning set forth in section 2.7(b);

(ff)	“Relinquishment Event” has the meaning set forth in section 2.7(a);

(gg)	“Relinquishment Notice” has the meaning set forth in section 2.7(a);

(hh)	“Relinquishment Notice Period” has the meaning set forth in section 2.7(b);

(ii)	“Responding Party” has the meaning set forth in section 7.1(a);

(jj)	“Royalty” means ●% of Net Smelter Returns from the Sale of all Products from the Property;

(kk)	“Royalty Holder Indemnified Parties” has the meaning set forth in section 5.1;

(ll)	“Sale” means a sale or Transfer of title of Products by or on behalf of the Owner or any of its Affiliates to a Person, whether or not an Affiliate of the Owner, and is deemed to include a deemed Transfer of title to Products transported off the Property that the Owner elects to have credited to or held for its account by an Offtaker and is also deemed to include any Product Loss prior to any Transfer or deemed Transfer of title to Products;

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(mm)	“Spot Price” means (i) in the case of Refined Metal that is gold, the price of gold in U.S. dollars on the London Metal Exchange, being the London P.M. gold fix; (ii) in the case of Refined Metal that is silver, the price of silver in U.S. dollars quoted on the London Metal Exchange; and (iii) in the case of other Refined Metals, the price per unit in U.S. dollars for the relevant Refined Metal as quoted in “Metals Week”. If for any reason the London Metal Exchange is no longer in operation or the spot price of any Refined Metal is not quoted by the London Metal Exchange or in Metals Week, as applicable, the “Spot Price” of such Refined Metal shall be determined by reference to the price of such Refined Metal on another commercial exchange mutually acceptable to the Parties;

(nn)	“Trading Activities” has the meaning set forth in section 3.9;

(oo)	“Transfer” means:

(i)	when used as a verb, to sell, transfer, assign, mortgage, encumber, charge, pledge, grant a right, title or interest in or to, grant or allow to exist any encumbrance in respect of, or otherwise encumber or otherwise dispose of or commit to dispose of, directly or indirectly, including through mergers, arrangements, amalgamations, consolidations, asset sales or spin-out transactions;

(ii)	when used as a noun, a sale, grant, assignment, pledge or disposal or the commitment to do any of the foregoing, directly or indirectly, including through mergers, arrangements, amalgamations, consolidations, asset sale or spin-out transaction; and

(pp)	“VANIAC” has the meaning set forth in section 7.1.

1.3	Governing Law. Except for matters of title to the Property or the assignment or Transfer of the Property, which will be governed by the law of the site of the Property, this Agreement shall be construed, interpreted and enforced in accordance with, and the respective obligations of the Parties shall be governed by, the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

1.4	Severability. If any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect under the laws of any jurisdiction, the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby under the laws of any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

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1.5	Calculation of Time. If any time period set forth in this Agreement ends on a day of the week which is not a Business Day, then, notwithstanding any other provision of this Agreement, such period will be extended until the end of the next following day which is a Business Day.

1.6	Headings. The headings to the articles and sections of this Agreement are inserted for convenience only and will not affect the construction hereof.

1.7	Other Matters of Interpretation. In this Agreement:

(a)	the singular includes the plural and vice versa;

(b)	the masculine includes the feminine and vice versa;

(c)	references to “article,” “section” and “subsection” are to articles, sections and subsections of this Agreement, respectively;

(d)	all provisions requiring a Party to do or refrain from doing something will be interpreted as the covenant of that Party with respect to that matter notwithstanding the absence of the words “covenants” or “agrees” or “promises”;

(e)	all provisions requiring a Party to do something will be interpreted as including the covenant of that Party to cause that thing to be done when the Party cannot directly perform the covenant but can indirectly cause that covenant to be performed, whether by an Affiliate under its Control or otherwise; and

(f)	the words “hereto,” “herein,” “hereby,” “hereunder,” “hereof’ and similar expressions when used in this Agreement refer to the whole of this Agreement and not to any particular article, part, section, exhibit or portion thereof.

2.	ROYALTY DESCRIPTION, RELINQUISHMENT AND FUTURE ROYALTIES

2.1	Net Smelter Return Royalty. For good and valuable consideration, the receipt and sufficiency whereof being hereby acknowledged, the Owner does hereby issue and grant to the Royalty Holder, and agrees to pay to the Royalty Holder, the Royalty all on the terms and conditions specified in this Agreement.

2.2	Withholding. [********].

2.3	Sale of Products Other Than to a Smelter or Refinery. If there is a Sale by the Owner or an Affiliate other than to a smelter or refinery, the Royalty shall be ●% of the gross value of recoverable metals or other materials contained in such Products, without deductions except for penalties or offsets in respect of ore dependent factors, if any, imposed by the buyer in relation to the specific Products delivered. The amount of recoverable metals or other materials contained in Products removed from the Property shall be calculated and determined based upon assays, metallurgical tests and such other analyses as are customary in the industry which are conducted in a manner satisfactory to the Owner and the Royalty Holder, acting reasonably. If the Parties are unable to agree on the manner of conducting such assays, tests and analyses for a period of 30 days, either of the Parties may refer the question to arbitration hereunder and the decision of the arbitrator shall be final and binding upon the Parties. For the purposes of this section, the gross value of such metals or other materials shall be determined by multiplying the amount of such metals or other materials by the Monthly Average Spot Price on the date of Sale.

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2.4	Interest in Land. The Parties agree that, subject to the provisions of section 2.7 and to the extent permitted by applicable law, the Royalty constitutes an interest in the Property and will be a covenant running with the Property, will be enforceable as an in rem interest in land which shall run with the Property and will be binding upon and enure to the benefit of the Parties and their respective successors and assigns. It is the intention of the Parties that to the extent permissible at law, the Royalty on the Property and the Royalty Agreement shall be registerable or otherwise recordable in all public places where interests in land in respect of the Property are recordable and the Owner shall, at the Owner’s sole cost and expense, execute, deliver, file, register and record such further documents as may be necessary for the timely and effective recording or registration of a caution, conveyance, mortgage, notice or caveat in respect of this Agreement, in such public places [including any necessary translation of this Agreement into the [Spanish/Portuguese] language as may be required by applicable laws or regulations]. It is further understood that, should the Royalty not be capable of being registered or recorded against title to the Property without reference to any form of additional security for the Royalty, the Owner will cooperate fully in executing any necessary documentation in order that such additional security, as may be commercially reasonable, be registered or recorded as may be required in order to register or record the Royalty and related additional security.

2.5	Tailings and Residue. All tailings, residues, waste rock, spoiled leach materials and other materials (collectively the “Materials”) resulting from the Owner’s operations and activities on the Property shall be the sole property of the Owner, but shall remain subject to the obligation to pay the Royalty should the same be processed or reprocessed, as the case may be, in the future and result in Products. The Owner shall have the right to dispose of Materials from the Property, whether on or off of the Property, and to commingle the same with Materials from other properties. In the event Materials are processed or reprocessed, as the case may be, the Royalty applicable thereto shall be determined on a pro rata basis as determined by using such reasonable and customary engineering and technical practices as are then available.

2.6	Ore Processing. All determinations with respect to: (a) whether ore from the Property will be beneficiated, processed or milled by the Owner or sold in a raw state; (b) the methods of beneficiating, processing or milling any such ore; (c) the constituents to be recovered therefrom; and (d) the purchasers to whom any ore, minerals or mineral substances derived from the Property may be sold, shall be made by the Owner in its sole and absolute discretion.

2.7	Abandonment, Relinquishment or Non-Renewal.

(a)	If the Owner or an Affiliate of the Owner wishes to abandon, relinquish or terminate or not renew (the “Relinquishment Event”) all or any portion of the Property (the “Released Property”), then the Owner shall provide the Royalty Holder with a minimum of 30 days prior written notice of such intended Relinquishment Event (the “Relinquishment Notice”).

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(b)	Upon receipt of the Relinquishment Notice, the Royalty Holder shall have a period of 10 days (“Relinquishment Notice Period”) within which to advise the Owner by written notice that it desires to acquire such Released Property for consideration of (i) $10.00 and (ii) a release and indemnity, whereby the Royalty Holder releases and indemnifies the Owner from any Losses arising out of or in consequence of any act, activity, omission or obligation in relation to such Released Property that existed, occurred or took place as a result of an action by the Royalty Holder after the assignment or conveyance of such Released Property to the Royalty Holder (the “Released Property Conveyance Date”), provided that, for certainty, the Royalty Holder shall not release or indemnify the Owner from any Losses arising out of or in consequence of any act, activity, omission or obligation in relation to the Released Property that existed, occurred or took place before the Released Property Conveyance Date (the “Release and Indemnity”).

(c)	If the Royalty Holder shall forward a written notice as contemplated in section 2.7(b) to the Owner within the Relinquishment Notice Period, the Owner shall thereafter do all such acts and things or shall cause all such acts and things to be done, at the Royalty Holder’s sole cost and expense, to assign or convey, as appropriate, the Released Property to the Royalty Holder and to have the Released Property recorded or registered into the name of the Royalty Holder.

(d)	If the Royalty Holder does not forward a written notice as contemplated in section 2.7(b) to the Owner within the Relinquishment Notice Period, then the Owner or the Affiliate of the Owner shall have the right to complete the Relinquishment Event with respect to the applicable Released Property.

(e)	If a Relinquishment Event is completed thereafter and the Owner or any Affiliate of the Owner subsequently reacquires a direct or indirect beneficial interest in the Released Property, then such Released Property will once again be subject to the obligation to pay the Royalty with respect thereto.

3.	PAYMENTS, TRADING ACTIVITIES AND BOOKS AND RECORDS

3.1	Payment Obligation. The obligation to pay the Royalty will accrue when there has been a Sale, provided that any Royalty due in respect of a Product Loss will accrue when the insurance proceeds are paid.

3.2	Provisional Settlements. Where a Sale (including an insurance settlement in respect of a Product Loss) is made on a provisional basis, the amount of the Royalty payable will be based upon the amount of metal or other Products (or the amount of the insurance settlement received in respect of a Product Loss) credited by such provisional settlement, but will be adjusted to account for the amount of metal or other Products (or the amount of the insurance settlement received in respect of a Product Loss) established by final settlement with the treatment facility or with the purchaser or insurer, as the case may be. If production has ceased, settlement will be made between the Parties by cash payment.

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3.3	Due Date. Royalty payments will be due and payable quarterly on the last day of the Month following the end of the calendar quarter in which the same accrued. The Owner shall pay interest on any delinquent Royalty payment at a rate per annum of 10%, compounded annually, commencing on the date on which such delinquent payment was properly due and payable and continuing until the date on which the Royalty Holder receives payment in full of such delinquent payment and all accrued interest thereon.

3.4	Royalty Statements. Royalty payments will be accompanied by a statement showing in reasonable detail for the relevant calendar quarter:

(a)	the quantities, grades, tonnes mined, mined grade, head grade of milled Products and metallurgical recoveries of Products (on a Product by Product basis) produced;

(b)	the quantities and grades of Products (on a Product by Product basis) produced and for which there was a Sale in the quarter;

(c)	the Gross Proceeds of Sale received in the quarter (on a Product by Product basis), setting out the applicable Offtakers and the number of ounces, tonnes or pounds, as applicable, of each of the Products sold in each Month of the quarter as well as the Monthly Average Spot Price for each such Product for each Month of the quarter;

(d)	the quantity of Products produced from the Property, which are at the Property or elsewhere, which have not been the subject of a Sale;

(e)	the Allowable Deductions in the quarter;

(f)	any adjustments to provisional settlements; and

(g)	other pertinent information in sufficient detail to explain the calculation of the Royalty payment.

3.5	Adjustments. Subject to section 3.2, all Royalty payments will be considered final and in full satisfaction of all obligations of the Owner with respect thereto, unless the Royalty Holder gives the Owner written notice describing and setting forth a specific objection to the determination thereof within 12 Months after the receipt by the Royalty Holder of the quarterly Royalty statement as described in section 3.4. In addition to the provisions of sections 3.10 and 3.12, if the Royalty Holder objects to a particular quarterly statement as herein provided, then:

(a)	the Royalty Holder will have the right for a period of 90 days after the Owner releases such notice of such objection, upon reasonable notice and at a reasonable time, and for a reasonable period of duration, to have the Owner’s accounts and records relating to the calculation of the Royalty in question audited by a chartered professional accountant of recognized standing selected by the Royalty Holder;

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(b)	if such audit determines that there has been a deficiency or an excess in the payment made to the Royalty Holder, such deficiency or excess will be resolved by adjusting the next quarterly Royalty payment due hereunder. If production has ceased, settlement will be made between the Parties by cash payment; and

(c)	the Royalty Holder will pay all costs of such audit unless a deficiency of more than 3% of the amount due to the Royalty Holder is determined to exist. The Owner will pay the costs of such audit if a deficiency of more than 3% of the amount due is determined to exist. Failure on the part of the Royalty Holder to make a claim to the Owner for adjustment in such one year period will establish the correctness of the payment and preclude the filing of exception thereto or the making of claims for adjustment thereon.

3.6	Conversion of Currency. All payments in respect of the Royalty will be made in U.S. dollars.

3.7	Wire Transfer. Payments made under or pursuant to this Agreement will be made without demand, notice, set-off or reduction, by wire transfer in good, immediately available funds, to such account or accounts as the Royalty Holder may designate pursuant to wire instructions provided by the Royalty Holder to the Owner not less than five Business Days prior to the dates upon which such payments are to be made. The date the wire transfer process is initiated shall be the date of such payment, provided that the Royalty Holder receives such payment, and the Owner shall have no duty to otherwise apportion any payment to the Royalty Holder or its successors or assigns.

3.8	Payments in Kind. In the event that the Royalty Holder determines that it wishes to receive Royalty payments in physical product in kind, the Royalty Holder shall provide written notice of such election. Upon timely receipt of such notice, the Owner shall direct any Offtaker that is the final refiner or other processor of the applicable Products to pay the Royalty directly to the account of the Royalty Holder. The Owner shall, and shall cause the Offtaker to, notify the Royalty Holder in writing at least three weeks prior to any change of such Offtaker. All costs incurred by the Owner with respect to arranging for such payment in kind shall be for the account of the Royalty Holder and may be deducted from any subsequent payment of the Royalty.

3.9	Trading Activities of Owner. The Owner will have the right to market and sell Refined Metal in any manner it may elect, and will have the right to engage in forward sales, futures trading or commodity options trading and other price hedging, price protection and speculative arrangements (the “Trading Activities”) which may involve the possible physical delivery of Products. In determining the net proceeds from the Sale of any Products subject to the Royalty, the Owner will not be entitled to deduct from Gross Proceeds any Losses suffered by the Owner, a shareholder of the Owner or an Affiliate of the Owner in Trading Activities. If the Owner engages in Trading Activities, the Royalty will be determined on the basis of the value of the Products produced and without regard to the price or proceeds actually received by the Owner for or in connection with the Sale, or the manner in which a Sale to a third party is made by the Owner, such value to be based on the Monthly Average Spot Price for the Month during which Products are credited to the account of the Owner or any Affiliate with a smelter or refiner, or, if the Owner engages in Trading Activities in respect of Products other than Refined Metal, the Gross Proceeds will be based on the value of such Products at the time such Products are actually delivered to third parties. The Parties agree that the Royalty Holder is not a participant in the Trading Activities of the Owner, and therefore the Royalty will not be diminished or improved by losses or gains of the Owner or any of its Affiliates in any such Trading Activities.

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3.10	Books and Records and Audit Rights. The Owner shall keep true, complete and accurate books and records of all of its operations and activities with respect to the Property, including the mining of Products therefrom and the mining, stockpiling, treatment, processing, refining and transportation of Products, prepared in accordance with good mining industry practice, consistently applied. Subject to section 9.2, the Royalty Holder and/or its authorized representatives shall be entitled, upon delivery of ten Business Days advance written notice, during the normal business hours of the Owner, in a manner that does not unreasonably interfere with the Owner’s business, and not more than once per calendar quarter (unless and until a discrepancy in excess of more than 3% is discovered and then the audit, review and examination rights shall be unrestricted), to perform audits or other reviews and examinations of the Owner’s books and records relevant to the calculation and payment of the Royalty pursuant to this Agreement to confirm compliance with the terms of this Agreement, including without limitation, calculations of Net Smelter Returns and to prepare technical reports pursuant to section 3.11. Without limiting the generality of the foregoing, the Royalty Holder shall have the right to audit all invoices and other records relating to the transportation of Products from the Property to any mill, refinery or other processor at which Products from the Property may be milled, smelted, concentrated, refined or otherwise treated or processed and relating to the transportation of Products in the form of concentrates, doré, slag or other waste products from any mill at which Products from the Property may be milled, to a processor. The Royalty Holder shall diligently complete any audit or other examination permitted hereunder. All expenses of any audit or other examination permitted hereunder shall be paid by the Royalty Holder, unless the results of such audit or other examination permitted hereunder disclose a deficiency in respect of any Royalty payments paid to the Royalty Holder hereunder in respect of the period being audited or examined in an amount greater than 3% of the amount of the Royalty properly payable with respect to such period, in which event all expenses of such audit or other examination shall be paid by the Owner.

In performing such audit the Royalty Holder and/or its agents shall have reasonable access to all sampling, assay, weighing and production records, including all mining, stockpile and milling records of the Owner relating to the Property and any Products derived from the Property (and the Royalty Holder shall be allowed to make notes or a photocopy thereof, subject to the provisions of section 9.2), all of which such records shall be kept and retained by the Owner in accordance with good mining industry practice for a period of six years.

3.11	Technical Reports. If the Owner or any of its Affiliates prepares a technical report under NI 43-101 (or similar report) in respect of the Property, the Owner shall ensure that the Royalty Holder is provided with an advanced draft copy (and a reasonable opportunity to comment thereon) of such technical report before it is filed on SEDAR or otherwise publicly made available and in any event not less than 10 Business Days before it is so filed or made public. Upon the request of the Royalty Holder, the Owner shall use commercially reasonable efforts to cause the author(s) of such report to provide, at the sole cost and expense of the Royalty Holder, (i) a copy of such report to be addressed to the Royalty Holder or any of its Affiliates; (ii) the relevant certificates and consents of the author(s) required in connection with the filing of and reference to such report to be provided to the Royalty Holder or any of its Affiliates; and (iii) such other consents in connection with the use of or reliance upon such report by the Royalty Holder or any of its Affiliates from time to time in its public disclosure as may be required by the Royalty Holder. Notwithstanding the foregoing, if the Royalty Holder or any of its Affiliates is required by applicable law to prepare a technical report under NI 43-101 (or similar report) in respect of the Property and chooses to prepare its own technical report (or similar report), the Owner shall, and shall cause its Affiliates to, cooperate with and allow the Royalty Holder and its authorized representatives to access technical information pertaining to the Property and complete site visits at the Property so as to enable the Royalty Holder or its Affiliates, as the case may be, to prepare the technical report (or similar report) in accordance with NI 43-101 (or any other applicable Canadian and/or U.S. securities laws and/or stock exchange rules and policies governing the disclosure obligations of the Royalty Holder or any of its Affiliates) at the sole cost and expense of the Royalty Holder.

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3.12	Annual Report. The Owner shall deliver to the Royalty Holder an Annual Report on or before 120 days after the last day of each fiscal year of the Owner. With respect to any Annual Report, the Royalty Holder shall have the right to dispute any information provided in compliance with subsections (i), (iii) and (iv) in the definition of Annual Report in accordance with the provisions of this section relevant to the calculation and payment of the Royalty pursuant to this Agreement. If the Royalty Holder disputes any of that information in an Annual Report:

(a)	the Royalty Holder shall notify the Owner in writing within 90 days from the date of delivery of the applicable Annual Report that it disputes the accuracy of that Annual Report (or any part thereof) (the “Annual Report Dispute Notice”);

(b)	the Royalty Holder on the one hand and the Owner on the other hand shall have 90 days from the date the Annual Report Dispute Notice is delivered by the Royalty Holder to resolve the dispute. If the Royalty Holder and the Owner have not resolved the dispute within the said 90 day period, a mutually agreed independent third-party expert will be appointed to prepare a report with respect to the dispute in question (the “Expert’s Report”). If the Royalty Holder and the Owner have not agreed upon such expert within a further 10 days after the said 90 day period, then the dispute as to the expert shall be resolved by the dispute mechanism procedures set forth in Article 7;

(c)	if the Expert’s Report concludes that the amount of the Royalty which was to have been paid to the Royalty Holder was deficient by 3% or less from the Royalty set out in the Annual Report, then the cost of the Expert’s Report shall be borne by the Royalty Holder;

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(d)	if the Expert’s Report concludes that the amount of the Royalty which was to have been paid to the Royalty Holder was deficient by more than 3% from the Royalty set out in the Annual Report, then the cost of the Expert’s Report shall be borne by the Owner; and

(e)	if the Royalty Holder or the Owner disputes the Expert’s Report and such dispute is not resolved between the Parties within ten days after the date of delivery of the Expert’s Report, then such dispute shall be resolved by the dispute mechanism procedures set forth in Article 7.

If the Owner does not deliver an Annual Report as required pursuant to this Article, the Royalty Holder shall have the right to perform or to cause its representatives or agents to perform, at the cost and expense of the Owner, an audit of the books and records of the Owner relevant to the Royalty in accordance with the provisions of section 3.10.

3.13	Property Visits. Subject at all times to the workplace rules and supervision of the Owner, and in compliance with applicable laws, the Royalty Holder shall, at reasonable times and upon reasonable notice, once per calendar year, and at its sole risk and expense, have:

(a)	a right of access by its representatives to the Property and to any mill used by the Owner to process Products derived from the Property (provided that in the event such mill is not owned or controlled by the Owner, such right of access shall only be the same as any such right of access of the Owner); and

(b)	the right: (i) to monitor the stockpiling and milling of ore or Products derived from the Property and to take samples from the Property or from any mill or processor for the purposes of assay verifications; and (ii) to weigh or to cause the Owner to weigh all trucks transporting Products from the Property to any mill processing Products from the Property prior to dumping of such ore and immediately following such dumping.

The Royalty Holder shall defend, indemnify and hold the Owner harmless from and against any Losses for damage to property or injury to or death of Persons arising from any such inspection, except to the extent the same are caused by the gross negligence or willful misconduct of the Owner.

4.	REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1	Representations and Warranties of the Owner. The Owner hereby represents and warrants to and in favour of the Royalty Holder and acknowledges and agrees that the Royalty Holder is entering into this Agreement on the basis of such representations and warranties, namely, that (i) the Owner has the corporate power, capacity and authority to execute, deliver and perform this Agreement and the execution, delivery and performance of this Agreement by the Owner has been duly authorized by all required corporate action of the Owner; (ii) this Agreement represents a valid and binding obligation of the Owner duly enforceable against the Owner in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws or by equitable principles generally; (iii) there is no event, change, circumstances, fact or state of being which could reasonably be expected to have a material and adverse effect on the ability of the Owner to perform its obligations under this Agreement or on the enforceability of this Agreement; and (iv) the Property is free and clear of all liens, charges, security interests, claims, mortgages and other encumbrances.

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4.2	Covenant of the Owner Regarding Approvals. The Owner does hereby covenant and agree that it shall do all such acts and things and it shall not omit to do any acts or things as shall be necessary in order to obtain all necessary approvals as shall be required in order for it to be able to execute, deliver and perform its obligations under this Agreement.

4.3	Material Adverse Effect. The Owner shall promptly advise a Royalty Holder of any Material Adverse Effect and its intentions to address such Material Adverse Effect and to provide the Royalty Holder with all information that the Royalty Holder may request with respect to such Material Adverse Effect and to keep the Royalty Holder fully appraised of any ongoing matters related to it.

5.	INDEMNITIES

5.1	Indemnity by the Owner. The Owner does hereby agree to defend, indemnify, reimburse and hold harmless the Royalty Holder, its officers, directors, employees, agents, Affiliates and its successors and assigns (collectively, the “Royalty Holder Indemnified Parties”), and each of them, from and against any and all Losses that the Royalty Holder Indemnified Parties may sustain, suffer or incur as a result of:

(a)	a breach of this Agreement by the Owner; and

(b)	operations conducted on or in respect of the Property by or on behalf of the Owner or any of its Affiliates that result from or relate to the mining, handling, transportation, smelting or refining of the Products, including without limitation Losses, in any way arising from or connected with any non-compliance with environmental laws or any contaminants or hazardous substances on, in or under the Property or the soil, sediment, water or groundwater forming part thereof, whether in the past, present or future, or any contaminants or hazardous substances on any other lands or areas having originated or migrated from the Property or the soil, sediment, water or groundwater forming part thereof.

6.	TRANSFER RIGHTS

6.1	Restricted Transfer Rights of the Owner. The Owner may Transfer, in whole or in part: (i) the Property; or (ii) its rights and obligations under this Agreement; (it being understood that a Transfer of (i) or (ii) must involve a Transfer of both (i) and (ii)), so long as the following conditions are satisfied:

(a)	the Owner provides the Royalty Holder with at least 30 days prior written notice of the intent to Transfer;

(b)	any purchaser, merged company, transferee or assignee, as a condition to completion of the Transfer, agrees in writing in favour of the Royalty Holder, addressed to the Royalty Holder, to be bound by the terms of this Agreement, including without limitation, this section, and the Royalty Holder does not suffer a Material Adverse Effect in relation to the transactions set forth in this Agreement; and

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(c)	any transferee of the Owner that is a mortgagee, chargeholder or encumbrancer obtains an agreement in writing in favour of the Royalty Holder, addressed to the Royalty Holder, from any subsequent purchaser or transferee of such mortgagee, chargeholder or encumbrancer that such subsequent mortgagee, chargeholder or encumbrancer will be bound by the terms of this Agreement (with respect to the latter, if applicable), and the Royalty Holder does not suffer a Material Adverse Effect in relation to the transactions set forth in this Agreement.

6.2	Transfer Rights of the Royalty Holder. The Royalty Holder shall have the right to Transfer or encumber, in whole or in part, its rights and obligations under this Agreement to another Person. The Royalty Holder shall also have the right to charge, pledge or assign as security to a lender its rights under this Agreement. In the case of a Transfer of the Royalty under this Agreement, the Royalty Holder shall be released from the transferred obligations under this Agreement. The Royalty Holder shall provide to the Owner written notice of any such Transfer as soon as reasonably practicable following completion of the Transfer.

6.3	Project Financing of the Owner. The Owner covenants to and in favour of the Royalty Holder that the terms of any project financing arranged with respect to the Property shall not allow for the lenders to prohibit or interfere with any Royalty payments due to the Royalty Holder hereunder or allow for cash sweeps or payments of excess cash flow to the lenders in priority to any Royalty payments due to the Royalty Holder hereunder. In connection with any such project financing the Owner shall obtain at the closing of such project financing a certificate executed by an authorized officer of each lending institution or any other third party to the project financing, acknowledging the validity and existence of this Agreement and the Royalty obligations under this Agreement and agreeing that it will not object to or attempt to prohibit payment of any of the payments of the Royalty hereunder.

7.	DISPUTE RESOLUTION

7.1	Arbitration. In the event of a dispute in relation to this Agreement, including without limitation, the existence, validity, performance, breach or termination hereof or any matter arising hereunder, including whether any matter is subject to arbitration, the Parties agree to negotiate diligently and in good faith in an attempt to resolve such dispute. Failing resolution satisfactory to either Party, within ten days of the time frame specified herein or if no time frame is specified within ten days of the delivery of notice by either Party of the said dispute, which shall be after the dispute remains open for a period of 90 days, either Party may request that the dispute be resolved by binding arbitration, conducted in English, in Vancouver, British Columbia, Canada, pursuant to the international commercial arbitration rules of the Vancouver International Arbitration Centre (the “VANIAC”). The appointing authority shall be the VANIAC and the case shall be administered by the VANIAC in accordance with its International Commercial Arbitration Rules of Procedure, subject to the following:

(a)	to demand arbitration either Party (the “Demanding Party”) shall give written notice (the “Dispute Notice”) to the other Party (the “Responding Party”), which Dispute Notice shall toll the running of any applicable limitations of actions by law or under this Agreement. The Dispute Notice shall specify the nature of the allegation and the issues in dispute, the amount or value involved (if applicable) and the remedy requested. Within 15 Business Days of receipt of the Dispute Notice, the Responding Party shall answer the demand in writing, responding to the allegations and issues that are disputed;

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(b)	the Demanding Party and the Responding Party shall mutually agree upon one single qualified arbitrator within seven Business Days of the Responding Party’s answer, failing which either the Demanding Party or the Responding Party may request the VANIAC to appoint one qualified arbitrator within five Business Days of the Responding Party’s answer. The arbitrator shall be a disinterested person qualified by experience to hear and determine the issues to be arbitrated;

(c)	no later than 15 Business Days after hearing the representations and evidence of the Parties, the arbitrator shall make its determination in writing in English and shall deliver one copy to each of the Parties. The written decision of the arbitrator shall be final and binding upon the Parties in respect of all matters relating to the arbitration, the procedure, the conduct of the Parties during the proceedings and the final determination of the issues in the arbitration. There shall be no appeal from the determination of the arbitrator to any court. The decision rendered by the arbitrator may be entered into any court for enforcement purposes;

(d)	the arbitrator may determine all questions of law and jurisdiction (including questions as to whether or not a dispute is arbitrable) and all matters of procedure relating to the arbitration;

(e)	the arbitrator shall have the right to grant legal and equitable relief and to award costs (including reasonable legal fees and the costs of arbitration) and interest. The costs of any arbitration shall be borne by the Parties in the manner specified by the arbitrator in its determination, if applicable. The arbitrator may make an interim order, including injunctive relief and other provisional, protective or conservatory measures, as well as orders seeking assistance from a court in taking or compelling evidence or preserving and producing documents regarding the subject matter of the dispute;

(f)	all papers, notices or process pertaining to an arbitration hereunder may be served on a Party as provided in this Agreement; and

(g)	the Parties agree to treat as Confidential Information, in accordance with the provisions of section 9.2, the following: (i) the existence of the arbitral proceedings; (ii) written notices, pleadings and correspondence in relation to the arbitration; (iii) reports, summaries, witness statements and other documents prepared in respect of the arbitration; (iv) documents exchanged for the purposes of the arbitration; and (v) the contents of any award or ruling made in respect of the arbitration. Notwithstanding the foregoing part of this section, a Party may disclose such Confidential Information in judicial proceedings to enforce, nullify, modify or correct an award or ruling and as permitted under section 9.2.

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8.	OPERATION OF THE PROPERTY

8.1	Owner to Determine Operations. The Owner will have complete discretion concerning the nature, timing and extent of all exploration, development, mining and other operations conducted on or for the benefit of the Property and may suspend operations and production on the Property at any time it considers prudent or appropriate to do so. The Owner will owe the Royalty Holder no duty to explore, develop or mine the Property, or to do so at any rate or in any manner other than that which the Owner may determine in its sole and unfettered discretion.

8.2	Commingling. Commingling of Products from the Property with other ores, doré, concentrates, metals, minerals or mineral by-products produced elsewhere is permitted if either: (i) written consent is provided by the Royalty Holder, such consent not to be unreasonably withheld, delayed or conditioned, or (ii) the Royalty Holder’s rights are not disadvantaged as a result of the commingling.

9.	MISCELLANEOUS

9.1	Other Activities and Interests. This Agreement and the rights and obligations of the Parties hereunder are strictly limited to the Property. Each Party will have the free and unrestricted right to enter into, conduct and benefit from any and all business ventures of any kind whatsoever, whether or not competitive with the activities undertaken pursuant hereto, without disclosing such activities to the other Party or inviting or allowing the other Party to participate therein including activities involving mineral claims or mineral leases adjoining the Property.

9.2	Confidentiality. All information, data, reports, records, analyses, economic and technical studies and test results relating to the Property and the activities of the Owner or any other party thereon and the terms and conditions of this Agreement, all of which will herein be referred to as “Confidential Information”, will be treated by the Royalty Holder as confidential and will not be disclosed to any person not a party to this Agreement, except in the following circumstances:

(a)	the Royalty Holder may disclose Confidential Information to its auditors, legal counsel, institutional lenders, financiers, strategic partners, brokers, underwriters and investment bankers, provided that such non-party users are advised of the confidential nature of the Confidential Information, undertake to maintain the confidentiality thereof and are strictly limited in their use of the Confidential Information to those purposes necessary for such non-party users to perform the services for which they were retained by the Royalty Holder;

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(b)	the Royalty Holder may disclose Confidential Information to prospective purchasers of the Royalty Holder’s right to receive the Royalty or other rights under this Agreement, provided that each such prospective purchaser first agrees in writing to hold such information in confidence and be liable for any breach of such obligation, in accordance with this section and to use it exclusively for the purpose of evaluating its interest in purchasing such Royalty or other rights;

(c)	the Royalty Holder may disclose Confidential Information where that disclosure is necessary to comply with its disclosure obligations and requirements under any securities law, rules or regulations or stock exchange listing agreements, policies or requirements or in relation to proposed credit arrangements; or

(d)	with the approval of the Owner.

Any Confidential Information that becomes part of the public domain by no act or omission in breach of this section will cease to be Confidential Information for the purposes of this section. The Royalty Holder shall use commercially reasonable efforts to enforce the duty of confidentially owed to the Royalty Holder by any Person to whom the Royalty Holder discloses the Confidential Information.

9.3	No Partnership. This Agreement is not intended to, and will not be deemed to, create any partnership relation between the Parties including without limitation, a joint venture, mining partnership or commercial partnership. The obligations and liabilities of the Parties will be several and not joint, and none of the Parties will have or purport to have any authority to act for or to assume any obligations or responsibility on behalf of the other Party. Nothing herein contained will be deemed to constitute a Party, the partner, agent, joint venturer or legal representative of the other Party.

9.4	No Waivers. No waiver of or with respect to any term or condition of this Agreement shall be effective unless it is in writing and signed by the waiving Party, and then such waiver shall be effective only in the specific instance and for the purpose for which given. No course of dealing between the Parties, nor any failure to exercise, nor any delay in exercising, on the part of any one Party hereunder, any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any specific waiver of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

9.5	Time of the Essence. Time shall be of the essence in the performance of any and all of the obligations of the Parties hereunder, including without limitation, the payment of monies.

9.6	Further Assurances. Each Party will, at the request of another Party and at the requesting Party’s expense, execute all such documents and take all such actions as may be reasonably required to effect the purposes and intent of this Agreement.

9.7	Rule Against Perpetuities. In the event a court of competent jurisdiction determines that any provision of this Agreement violates the statutory or common law Rule Against Perpetuities, then such provision shall automatically be revised and reformed as necessary to comply with the Rule Against Perpetuities and this Agreement shall not be terminated solely as a result of a violation of the Rule Against Perpetuities.

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9.8	Entire Agreement. This Agreement, including the Schedules hereto, constitutes the entire agreement of the Parties with respect to the subject matter hereof, all previous agreements and promises in respect thereto being hereby expressly rescinded and replaced hereby. No modification or alteration of this Agreement will be effective unless in writing executed subsequent to the date hereof by the Parties. No prior written or contemporaneous oral promises, representations or agreements are binding upon the Parties. There are no implied covenants contained herein.

9.9	Notice. Any notice, demand, consent or other communication (“Notice”) given or made under this Agreement:

(a)	must be in writing and signed by a person duly authorized by the sender;

(b)	must be delivered to the intended recipient by hand, by overnight courier or by email to the address or email address below or the address or email address last notified by the intended recipient to the sender:

If to the Owner:

[●]

Attention:	[●]
Address:	[●]

Email:	[●]

If to the Royalty Holder:

Gold Royalty Corp.

Attention:	Josephine Man
Address:	1830-1030 West Georgia Street,
Vancouver, British Columbia, Canada V6E 2Y3
Email:

(c)	will be deemed to be duly given or made when delivered;

but if the result is that a Notice would be deemed to be given or made on a day which is not a Business Day in the place to which the Notice is sent or is later than 4:00 pm (local time at the place of delivery), it will be deemed to have been duly given or made at the commencement of business on the next Business Day in that place.

9.10	Counterparts. This Agreement may be executed in multiple counterparts, each of which will constitute an original, but all of which together will constitute one and the same instrument.

9.11	Parties in Interest. This Agreement will enure to the benefit of and be binding on the Parties and their respective successors and permitted assigns.

SIGNATURE BLOCKS APPEAR ON NEXT PAGE

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IN WITNESS WHEREOF the Parties have executed and delivered this Agreement as of the date and year first above written.

[●]

By:
Name:
Title:

GOLD ROYALTY CORP.

By:
Name:
Title:

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SCHEDULE “A”

MAP OF PROPERTY AND PROJECTS

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SCHEDULE “C”

PROPERTIES

[********]

C-1

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SCHEDULE “D”

PURCHASE PRICE ALLOCATION

[********]

D-1